News Release

INVESTOR AND MEDIA CONTACT:

George R. Kirkland

Executive Vice President, CFO, and Treasurer

Phone: (229) 873-3830

investorinfo@sgfc.com

For Immediate Release

Southwest Georgia Financial Corporation Reports

30% Net Income Growth for 2016 First Quarter

MOULTRIE, GEORGIA, April 22, 2016 -- Southwest Georgia Financial Corporation (the “Corporation”) (NYSE MKT: SGB), a full-service community bank holding company, today reported its results of operations for the first quarter ended March 31, 2016.

First Quarter Income Highlights

•	Net income increased 30% to $1.0 million, or $0.41 per diluted share, from $809 thousand, or $0.32 per diluted share, in the first quarter of 2015.
•	Net interest income improved over 15% to $3.9 million when compared with last year’s first quarter. The increase was due primarily to higher interest income and fees on loans related to a $37.1 million growth in average loans. Net interest margin increased to 4.29%, up 33 basis points from the 2015 first quarter.
•	Noninterest expense increased 7% to $3.7 million as personnel and data processing expenses grew primarily due to continued Valdosta and Tifton expansion.

Balance Sheet Trends and Asset Quality

  Total assets at March 31, 2016 were $409.1 million, up from $399.9 million at March 31, 2015. The change in asset mix reflects higher loan balances and decreased overnight balances and investment securities.
•	Total loans increased $40.6 million, or 18%, to $270.8 million from the first quarter last year.
•	Quarterly average deposits were up $8 million to $338.4 million, nearly 3% over first quarter last year. End of the period total deposits were $331.4 million at March 31, 2016, down $3.4 million from the first quarter of 2015. Noninterest-bearing deposits increased $3.8 million to $101.2 million quarter-over-quarter.
•	Nonperforming loans were $5 thousand at the end of the first quarter of 2016, down $528 thousand from a year ago. Net charge-offs (recoveries) to average loans outstanding ratio improved to (0.01)% for the quarter ended March 31, 2016, with the level of allowance for loan losses remaining flat.

Capital Management

•	Tangible book value per share at March 31, 2016, was $14.71, up from $13.85 at March 31, 2015.

“We are off to a very strong start in 2016 with 30% growth in net income due primarily to an 18% increase in total loans,” commented DeWitt Drew, President and CEO. “Notably, even with strong loan growth over the last year our credit quality remains exceptionally strong with nonperforming loans close to zero at quarter end. While deposit growth is currently trailing loan growth, our mix remains favorable with non-interest bearing deposits currently making up 30% of total deposits, and 55% of deposits in transaction accounts. Our focus on growing higher yielding commercial loans and lower cost core deposits is driving expansion of our net interest margin which was up over 30 basis points from last year.”

Mr. Drew added, “We are continuing to invest in growing our business. Expenses increased in the quarter as we added staff in the Valdosta market and continue our expansion into the Tifton market. The results from our entry into Valdosta have been very favorable with a significant portion of the loan growth in the last year coming from this market.”

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Dividends

In March 2016, the Corporation paid a quarterly cash dividend of $0.10 per common share. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 88 consecutive years.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately
$409 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County and branch offices located in Baker County, Worth County, and Lowndes County and a loan production office located in Tift County. In addition to conventional banking services, the bank provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Corporation’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some risks and other factors that could cause the Corporation’s actual results to differ materially from such statements, please refer to the Corporation’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors”. The Corporation undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

Financial tables follow.

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Unaudited)
	March 31,	December 31,	March 31,
	2016	2015	2015
ASSETS
Cash and due from banks	$7,742	$6,157	$7,712
Interest-bearing deposits in banks	9,620	24,923	21,942
Certificates of deposit in other banks	0	245	1,470
Investment securities available for sale	41,255	51,476	55,313
Investment securities held to maturity	59,373	60,889	63,397
Federal Home Loan Bank stock, at cost	1,905	1,869	1,560
Loans, less unearned income and discount	270,768	250,786	230,160
Allowance for loan losses	(3,066)	(3,032)	(3,134)
Net loans	267,702	247,754	227,026
Premises and equipment	11,145	11,158	11,653
Foreclosed assets, net	82	82	186
Intangible assets	47	51	63
Bank owned life insurance	5,263	5,231	5,120
Other assets	4,955	5,020	4,452
Total assets	$409,089	$414,855	$399,894
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
NOW accounts	$28,153	$25,383	$28,690
Money market	97,045	108,226	101,571
Savings	29,398	27,721	29,385
Certificates of deposit $100,000 and over	26,553	25,189	30,923
Other time accounts	49,068	50,728	46,814
Total interest-bearing deposits	230,217	237,247	237,383
Noninterest-bearing deposits	101,188	101,769	97,400
Total deposits	331,405	339,016	334,783

Other borrowings	7,590	7,591	5,133
Long-term debt	28,476	28,476	22,067
Accounts payable and accrued liabilities	4,097	3,675	2,574
Total liabilities	371,568	378,758	364,557
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
authorized; 4,293,835 shares issued (*)	4,294	4,294	4,294
Additional paid-in capital	31,701	31,701	31,701
Retained earnings	28,163	27,369	25,569
Accumulated other comprehensive income	(523)	(1,153)	(113)
Total	63,635	62,211	61,451
Treasury stock - at cost (**)	(26,114)	(26,114)	(26,114)
Total shareholders' equity	37,521	36,097	35,337
Total liabilities and shareholders' equity	$409,089	$414,855	$399,894

* Common stock - shares outstanding	2,547,837	2,547,837	2,547,837
** Treasury stock - shares	1,745,998	1,745,998	1,745,998

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months
	Ended March 31,
	2016*	2015*
Interest income:
Interest and fees on loans	$3,575	$3,002
Interest and dividend on securities available for sale	300	300
Interest on securities held to maturity	350	358
Dividends on Federal Home Loan Bank stock	22	19
Interest on deposits in banks	22	14
Interest on certificates of deposit in other banks	0	3
Total interest income	4,269	3,696

Interest expense:
Interest on deposits	208	190
Interest on other borrowings	23	14
Interest on long-term debt	144	112
Total interest expense	375	316
Net interest income	3,894	3,380
Provision for loan losses	30	45
Net interest income after provision for losses on loans	3,864	3,335

Noninterest income:
Service charges on deposit accounts	276	292
Income from trust services	52	70
Income from retail brokerage services	80	94
Income from insurance services	472	389
Income from mortgage banking services	91	78
Net gain on the sale or disposition of assets	0	19
Net gain on the sale of securities	28	0
Other income	227	219
Total noninterest income	1,226	1,161

Noninterest expense:
Salary and employee benefits	2,176	2,010
Occupancy expense	288	280
Equipment expense	222	218
Data processing expense	343	293
Amortization of intangible assets	4	4
Other operating expense	695	682
Total noninterest expense	3,728	3,487

Income before income tax expense	1,362	1,009
Provision for income taxes	314	200
Net income	$1,048	$809

Net income per share, basic	$0.41	$0.32
Net income per share, diluted	$0.41	$0.32
Dividends paid per share	$0.10	$0.10
Basic weighted average shares outstanding	2,547,837	2,547,837
Diluted weighted average shares outstanding	2,547,837	2,547,837

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At March 31	2016	2015
Assets	$409,089	$399,894
Loans, less unearned income & discount	$270,768	$230,160
Deposits	$331,405	$334,783
Shareholders' equity	$37,521	$35,337

	Three Months Ended March 31,
	2016	2015
Performance Data & Ratios
Net income	$1,048	$809
Earnings per share, basic	$0.41	$0.32
Earnings per share, diluted	$0.41	$0.32
Dividends paid per share	$0.10	$0.10
Return on assets	1.01%	0.82%
Return on equity	11.30%	9.21%
Net interest margin (tax equivalent)	4.29%	3.96%
Dividend payout ratio	24.32%	31.50%
Efficiency ratio	69.86%	73.57%

Asset Quality Data & Ratios
Total nonperforming loans	$5	$528
Total nonperforming assets	$87	$721
Net loan charge offs (recoveries)	$(4)	$25
Reserve for loan losses to total loans	1.13%	1.36%
Nonperforming loans/total loans	0.00%	0.23%
Nonperforming assets/total assets	0.02%	0.18%
Net charge offs (recoveries)/ average loans	(0.01)%	0.04%

Capital Ratios
Average common equity to average total assets	8.94%	8.89%
Common equity Tier 1 capital ratio	13.71%	14.27%
Tier 1 capital ratio	13.71%	14.27%
Tier 1 leverage ratio	9.16%	8.96%
Total risk based capital ratio	14.82%	15.52%
Book value per share	$14.73	$13.87
Tangible book value per share	$14.71	$13.85

Quarterly	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Averages	2016	2015	2015	2015	2015

Assets	$415,168	$407,924	$394,441	$396,762	$395,220
Loans, less unearned income & discount	$262,715	$246,353	$238,023	$233,464	$225,665
Deposits	$338,399	$337,194	$327,072	$329,869	$330,394
Equity	$37,097	$36,833	$36,154	$35,687	$35,134
Return on assets	1.01%	0.83%	0.87%	0.87%	0.82%
Return on equity	11.30%	9.16%	9.48%	9.69%	9.21%
Net income	$1,048	$843	$857	$865	$809
Net income per share, basic	$0.41	$0.33	$0.33	$0.34	$0.32
Net income per share, diluted	$0.41	$0.33	$0.33	$0.34	$0.32
Dividends paid per share	$0.10	$0.10	$0.10	$0.10	$0.10

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